UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2004

FACE PRINT GLOBAL SOLUTIONS, INC.
(Exact name of small business issuer as specified in its charter)
Wyoming	33-0619256
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 W. Herndon Avenue, Suite 115, Fresno, CA 95815
(Address of principal executive offices)

Registrant's telephone number including area code: (559) 436-1060

(Former name, former address and former fiscal year, if changed since last report.)

Item 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

(a) On June 3, 2004 the Registrant dismissed Pritchett, Siler, & Hardy, P.C. as the Registrant's independent accountants. The decision to dismiss Pritchett, Siler, & Hardy was recommended by the Registrant's Board of Directors; the Registrant has no audit committee. Except for an explanatory paragraph concerning the Registrant's ability to continue as a going concern, such accountant's report on the Registrant's financial statements for the period from inception on January 30, 2003 to March 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were the opinions modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities Act for the past two years through the date of this letter. During the period from inception on January 30, 2003 to March 31, 2003 and until Pritchett, Siler, & Hardy's dismissal, there were no disagreements with Pritchett, Siler, & Hardy within the meaning of item 304 of Regulation SK or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to Pritchett, Siler & Hardy's satisfaction, would have caused Pritchett, Siler & Hardy to make reference to the subject matter of the disagreements in connection with its reports.

(b) On June 3, 2004 the Registrant appointed Malone & Bailey, PLLC as the Registrant's independent accountants.

We hereby supplement our 8-K filed on or about June 3, 2004, with this Amended 8-K as follows: We chose our auditors, Malone & Bailey, PLLC because of their reputation and specialization in audits of small public companies. We discussed this matter with them today and they tell us they have begun their process of registering to practice in the state of California. Malone & Bailey has always met the requirements of Rule 2-01 of Regulation S-X, which only requires that they hold any valid state license. They performed their physical audit of our company for the year ended March 31, 2004 from their office in Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Face Print Global Solutions, Inc.
July 20, 2004

/s/ Seth Horn
___________________________________________
Seth Horn,
CFO of Face Print Global Solutions, Inc.

Item 7. EXHIBITS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Face Print Global Solutions, Inc. pertaining to our firm included under Item 4 of Form 8-K dated June 3, 2004 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.